W. Harold Parker, Jr. (919) 683-7631


          FOR IMMEDIATE RELEASE         February 3, 1997


     CCB FINANCIAL CORPORATION AND SALEM TRUST BANK
          ANNOUNCE COMPLETION OF MERGER


          Durham, North Carolina-CCB Financial Corporation

     (NYSE:CCB) announced today the completion of the acquisition of Salem Trust Bank of Winston-Salem, N.C.  The final

     exchange ratio is .36 share of CCB Financial Corporation

     common stock for each share of Salem Trust Bank common

     stock.

          Effective today, the former Winston-Salem office of

     Salem Trust Bank is operating as an office of Central

     Carolina Bank and Trust Company, the lead bank subsidiary of

     CCB Financial Corporation.  The Wilmington office of Salem

     Trust Bank was merged into the CCB Oleander office effective with the acquisition.

          E. C. Roessler, President and Chief Executive Officer

     of CCB commented: "We are very pleased to complete our

     merger with Salem Trust Bank, including the conversion of

     major processing systems.  We are excited about the

     combination and achieving the additional opportunities

     available to us, particularly in the private banking arena."

          Gordon H. T. Sheeran, President and Chief Executive

     Officer of Salem Trust Bank commented: "We are also excited about the completion of the merger and our shareholders'

     ownership in a company with CCB's financial strength.  Our customers also benefit as they now have available a much

     broader spectrum of financial products and services."

          CCB Financial Corporation, with total assets of $5.5

     billion, is the bank holding company for Central Carolina

     Bank and Trust Company, which operates 161 offices located primarily in the Piedmont section of North Carolina.







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